Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITAL HEALTH ACQUISITION CORP.

Digital Health Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is "Digital Health Acquisition Corp.". The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2021. The Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") was filed with the Secretary of State of the State of Delaware on November 3, 2021.

2.             This Amendment of the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3.             This Amendment of the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.             The Amended and Restated Certificate shall be amended as follows:

a. Section 9.1(b) is hereby amended and restated in its entirety as follows:

"(b)  Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the "SEC") on October 14, 2021, as amended (the "Registration Statement"), shall be deposited in a trust account (the "Trust Account"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the "Trust Agreement"). Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 15 months from the closing of the Offering (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (or such a later date pursuant to the extension set forth under Section 9.1(c), the "Deadline Date") and (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation's obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provision relating to stockholders' rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the "Offering Shares") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "Public Stockholders."

b. The following text is hereby added to Section 9.1 as a new paragraph (c):

"(c)  The Board may extend the date by which the Corporation has to consummate an initial Business Combination up to three (3) additional times for three (3) months each time, for a maximum of nine (9) additional months if the Sponsor pays $350,000 for each three-month extension (the "Extension Fee"), which amount shall be deposited in the Trust Account; provided, that if as of the time of an extension in accordance with this Section 9.1(c) the Corporation has filed a Form S-4 or F-4 registration statement under the Securities Act of 1933, as amended, or a proxy, information or tender offer statement with the SEC in connection with the initial Business Combination, then no deposit into the Trust Account or other payment would be required in connection with such extension; provided further that for each three-month extension (if any) following such extension where no deposit into the Trust Account or other payment has been made, the Sponsor or its affiliates or designees would be required to deposit an Extension Fee into the Trust Account."

c. The first sentence of Section 9.2(b) is hereby amended and restated in its entirety as follows:

"If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC or on an amendment to Section 9.1 hereof with a proxy solicitation, in either case, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the "Tender Offer Rules") which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the "Proxy Solicitation Rules"), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b)."

d. Section 9.2(c) is hereby amended and restated in its entirety as follows:

"(c)  If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an (i) initial Business Combination with a proxy solicitation or (ii) amendment to Section 9.1(c) hereof with a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 (d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than the aggregate of 20% or more of the Offering Shares without the prior consent of the Corporation."

[Signature page follows.]

IN WITNESS WHEREOF, Digital Health Acquisition Corp. has caused this Amendment of the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 26th day of October, 2022.

DIGITAL HEALTH ACQUISITION CORP.

By:	/s/ Scott Wolf
Scott Wolf
Chief Executive Officer